EXHIBIT 99

SPS Commerce Reports Second Quarter 2021 Financial Results

Company delivers 82nd consecutive quarter of topline growth with 25% growth in revenue and 22% growth in recurring revenue over second quarter 2020

MINNEAPOLIS, July 29, 2021 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq: SPSC), a leader in retail cloud services, today announced financial results for the second quarter ended June 30, 2021.

Revenue was $94.5 million in the second quarter of 2021, compared to $75.6 million in the second quarter of 2020, reflecting 25% growth in revenue from the second quarter of 2020. Recurring revenue grew 22% from the second quarter of 2020.

Net income in the second quarter of 2021 was $10.2 million or $0.28 per diluted share, compared to net income of $11.2 million or $0.31 per diluted share, in the second quarter of 2020. Non-GAAP net income per diluted share was $0.46, compared to non-GAAP net income per diluted share of $0.37 in the second quarter of 2020. Adjusted EBITDA for the second quarter of 2021 increased 34% to $27.3 million compared to the second quarter of 2020.

“SPS Fulfillment is a proven tool that unlocks digital transformation potential for trading partners across all industries,” said Archie Black, President and CEO of SPS Commerce. “Omnichannel retail continues to fuel demand for SPS’ solutions, while growing our addressable market. This is a very exciting time for SPS Commerce.”

“SPS Commerce continues to deliver strong results driven by accelerating demand for our fulfillment solution, as retailers and suppliers adapt to new norms of consumers’ shopping preferences,” said Kim Nelson, CFO of SPS Commerce.

Guidance

Third quarter 2021 revenue is expected to be in the range of $96.7 million to $97.5 million. Third quarter net income per diluted share is expected to be in the range of $0.21 to $0.23 with fully diluted weighted average shares outstanding of approximately 37.0 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.40 to $0.41. Adjusted EBITDA is expected to be in the range of $25.3 million to $26.0 million. Non-cash, share-based compensation expense is expected to be approximately $7.0 million, depreciation expense is expected to be approximately $4.0 million and amortization expense is expected to be approximately $2.7 million.

For the full year of 2021, revenue is expected to be in the range of $380.6 million to $382.1 million, representing 22% growth over 2020. Full year net income per diluted share is expected to be in the range of $1.01 to $1.03, with fully diluted weighted average shares outstanding of approximately 36.9 million shares. Non-GAAP income per diluted share is expected to be in the range of $1.68 to $1.71. Adjusted EBITDA is expected to be in the range of $104.0 to $105.3 million, representing 20% to 21% growth over 2020. Non-cash, share-based compensation expense is expected to be approximately $27.6 million, depreciation expense is expected to be approximately $15.6 million and amortization expense is expected to be approximately $10.5 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly and annual results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID #7578057 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at http://investors.spscommerce.com under the Events and Presentations menu. The replay will also be available on our website at http://investors.spscommerce.com.

About SPS Commerce

SPS Commerce is the world’s leading retail network, connecting trading partners around the globe to optimize supply chain operations for all retail partners. We support data-driven partnerships with innovative cloud technology, customer-obsessed service and accessible experts so our customers can focus on what they do best. To date, more than 95,000 companies in retail, distribution, grocery and e-commerce have chosen SPS as their retail network. SPS has achieved 82 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, contact SPS at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo, 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, MASTERING THE RETAIL GAME and RSX are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. IN:FLUENCE, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

SPS-F

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA, Adjusted EBITDA Margin, and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management, our board of directors, and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. Adjusted EBITDA is also used for purposes of determining executive and senior management incentive compensation.

Adjusted EBITDA consists of net income adjusted for depreciation and amortization expense, investment income or loss, realized gain or loss from foreign currency on cash and investments held, income tax expense, stock-based compensation expense, and other adjustments as necessary for a fair presentation.

Adjusted EBITDA Margin consists of Adjusted EBITDA divided by revenue. Margin, the comparable GAAP measure of financial performance, consists of net income divided by revenue.

SPS Commerce uses Adjusted EBITDA and Adjusted EBITDA Margin as measures of operating performance because they assist the company in comparing performance on a consistent basis, as they remove from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA and Adjusted EBITDA Margin are useful to an investor in evaluating the company's operating performance because they are widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP income per share consists of net income adjusted for stock-based compensation expense, amortization expense related to intangible assets, realized gain or loss from foreign currency on cash and investments held, and other adjustments as necessary for a fair presentation, divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP income per share is useful to an investor because it is widely used to measure a company's operating performance.

SPS Commerce includes an adjustment to non-GAAP income to reflect the income tax effects of the adjustments to GAAP net income, as discussed above. To quantify these tax effects, SPS Commerce recalculates income tax expense excluding the direct book and tax effects of the specific items constituting the non-GAAP adjustments (e.g., stock-based compensation expense). The difference between this recalculated income tax expense and GAAP income tax expense is presented as the income tax effect of the non-GAAP adjustments.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the third quarter and full year of 2021, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2020, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except shares)

	June 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$184,367	$149,692
Short-term investments	48,999	37,786
Accounts receivable	42,191	37,811
Allowance for credit losses	(4,255)	(4,233)
Accounts receivable, net	37,936	33,578
Deferred costs	40,149	37,988
Other assets	11,711	12,312
Total current assets	323,162	271,356
PROPERTY AND EQUIPMENT, less accumulated depreciation of $67,074 and $59,152, respectively	29,046	26,432
OPERATING LEASE RIGHT-OF-USE ASSETS	13,352	15,581
GOODWILL	135,354	134,853
INTANGIBLE ASSETS, net	54,950	60,230
INVESTMENTS	—	2,500
OTHER ASSETS
Deferred costs, non-current	13,692	12,607
Deferred income tax assets	246	194
Other assets, non-current	2,476	2,705
Total assets	$572,278	$526,458
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,942	$5,354
Accrued compensation	27,469	22,872
Accrued expenses	5,221	11,161
Deferred revenue	48,845	37,947
Operating lease liabilities	3,960	2,798
Total current liabilities	91,437	80,132
OTHER LIABILITIES
Deferred revenue, non-current	4,991	2,996
Operating lease liabilities, non-current	17,733	19,672
Deferred income tax liabilities	3,368	2,937
Total liabilities	117,529	105,737
COMMITMENTS and CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value; 110,000,000 shares authorized; 37,536,118 and 37,100,467 shares issued; and 35,859,353 and 35,487,217 outstanding, respectively	38	37
Treasury stock, at cost; 1,676,765 and 1,613,250 shares, respectively	(71,697)	(65,247)
Additional paid-in capital	413,182	393,462
Retained earnings	113,873	93,490
Accumulated other comprehensive loss	(647)	(1,021)
Total stockholders’ equity	454,749	420,721
Total liabilities and stockholders’ equity	$572,278	$526,458

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues	$94,539	$75,573	$184,633	$149,765
Cost of revenues	31,730	24,326	61,700	47,870
Gross profit	62,809	51,247	122,933	101,895
Operating expenses
Sales and marketing	21,952	18,611	43,307	36,910
Research and development	8,899	7,466	17,605	15,034
General and administrative	15,758	12,743	30,495	24,652
Amortization of intangible assets	2,671	1,316	5,335	2,652
Total operating expenses	49,280	40,136	96,742	79,248
Income from operations	13,529	11,111	26,191	22,647
Other income (expense), net	(383)	1,468	(708)	795
Income before income taxes	13,146	12,579	25,483	23,442
Income tax expense	2,963	1,385	5,100	2,733
Net income	$10,183	$11,194	$20,383	$20,709

Net income per share
Basic	$0.28	$0.32	$0.57	$0.59
Diluted	$0.28	$0.31	$0.55	$0.58

Weighted average common shares used to compute net income per share
Basic	35,903	35,030	35,828	35,051
Diluted	36,753	36,016	36,741	35,995

Per share amounts may not foot due to rounding.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities
Net income	$20,383	$20,709
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	351	1,443
Change in earn-out liability	—	72
Depreciation and amortization of property and equipment	7,294	6,276
Amortization of intangible assets	5,335	2,652
Provision for credit losses	2,831	3,020
Stock-based compensation	14,424	9,353
Other, net	170	(129)
Changes in assets and liabilities
Accounts receivable	(6,945)	(7,071)
Deferred costs	(3,338)	275
Other current and non-current assets	(1,201)	3,141
Accounts payable	(147)	321
Accrued compensation	3,246	(6,166)
Accrued expenses	(2,087)	(964)
Deferred revenue	12,893	4,705
Operating leases	1,449	(842)
Net cash provided by operating activities	54,658	36,795
Cash flows from investing activities
Purchases of property and equipment	(8,738)	(8,396)
Purchases of investments	(44,034)	(55,144)
Maturities of investments	35,000	31,050
Net cash used in investing activities	(17,772)	(32,490)
Cash flows from financing activities
Repurchases of common stock	(6,450)	(18,950)
Net proceeds from exercise of options to purchase common stock	4,030	9,426
Net proceeds from employee stock purchase plan	2,186	1,550
Payments for contingent consideration	(2,042)	(688)
Net cash used in financing activities	(2,276)	(8,662)
Effect of foreign currency exchange rate changes	65	(45)
Net increase (decrease) in cash and cash equivalents	34,675	(4,402)
Cash and cash equivalents at beginning of period	149,692	179,252
Cash and cash equivalents at end of period	$184,367	$174,850

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Adjusted EBITDA
Net income	$10,183	$11,194	$20,383	$20,709
Depreciation and amortization of property
and equipment	3,529	3,138	7,294	6,276
Amortization of intangible assets	2,671	1,316	5,335	2,652
Interest income	(79)	(332)	(176)	(972)
Realized (gain) loss from foreign currency on cash and investments held	349	(1,370)	638	(127)
Income tax expense	2,963	1,385	5,100	2,733
Stock-based compensation expense	7,499	5,009	14,424	9,353
Other	213	82	(213)	154
Adjusted EBITDA	$27,328	$20,422	$52,785	$40,778

Adjusted EBITDA Margin
Net income	$10,183	$11,194	$20,383	$20,709
Revenue	94,539	75,573	184,633	149,765
Margin	11%	15%	11%	14%

Adjusted EBITDA	$27,328	$20,422	$52,785	$40,778
Revenue	94,539	75,573	184,633	149,765
Adjusted EBITDA Margin	29%	27%	29%	27%

Non-GAAP Income
Net income	$10,183	$11,194	$20,383	$20,709
Stock-based compensation expense	7,499	5,009	14,424	9,353
Amortization of intangible assets	2,671	1,316	5,335	2,652
Realized (gain) loss from foreign currency on cash and investments held	349	(1,370)	638	(127)
Other	213	82	(213)	154
Income tax effects of adjustments	(3,999)	(2,886)	(7,974)	(5,912)
Non-GAAP income	$16,916	$13,345	$32,593	$26,829

Shares used to compute non-GAAP income per share
Basic	35,903	35,030	35,828	35,051
Diluted	36,753	36,016	36,741	35,995

Non-GAAP income per share
Basic	$0.47	$0.38	$0.91	$0.77
Diluted	$0.46	$0.37	$0.89	$0.75

Per share amounts may not foot due to rounding.

Contact:
Investor Relations
The Blueshirt Group
Irmina Blaszczyk
Lisa Laukkanen
SPSC@blueshirtgroup.com
415-217-4962